Exhibit 10.7

FEASIBILITY STUDY AGREEMENT

THIS FEASIBILITY STUDY AGREEMENT (the “Agreement”) is entered into effect on September 9, 2018 (the “Effective Date”)

PARTIES

1.	Kadimastem Ltd., a public company registered under the laws of Israel, with offices at 7 Sapir St., Weizmann Science Park, Ness-Ziona 74140, Israel (“Kadimastem”)

2.	Australian Foundation for Diabetes Research ACN 97 097 263 824 (“AFDR”) a non-profit company duly incorporated in New South Wales and having its registered office at Level 10, 25 Bligh Street, Sydney, NSW 2000 Australia (“AFDR”)

3.	Sydney Cell Therapy Foundation Pty Limited ABN 58 110 701 883 (“SCTF”) a company duly incorporated in New South Wales and having its registered office at Level 10, 25 Bligh Street, Sydney, NSW 2000 Australia

(each, a “Party” and collectively, the “Parties”).

BACKGROUND

A.	Kadimastem is a biotechnology company, operating in the field of regenerative medicine using medical solutions derived from human stem cell-based technologies for the treatment of diseases, including beta (ß)-like insulin producing cells (the “Cells”) for the treatment of diabetes.

B.	AFDR owns the Intellectual Property of a proprietary bioengineered implantable device it has helped develop and which has been implanted in diabetic rodents with rodent ß cells without need for anti-rejection drugs (the “Device”).

C.	The process of implantation of the Cells in the Device is more fully described in the feasibility plan attached and marked Exhibit A (“Feasibility Study Plan” and “Feasibility Study”, respectively)

D.	Prior to entering this Agreement AFDR and SCTF agreed that:

(a)	AFDR granted to SCTF a licence to use the Intellectual Property (as defined in clause 2.1(a) below) of the Device; and

(b)	AFDR has been authorized by SCTF to carry out the obligations of SCTF under this Agreement.

E.	The Parties wish to evaluate the feasibility of implanting the Cells developed by Kadimastem in the Device and using the Cells implanted in the Device for normalizing blood sugar levels in diabetic recipients:

(a)	initially in animals; and

(b)	subject to mutually agreed terms and conditions, thereafter in humans.

F.	The Feasibility Study shall be carried out in accordance with the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	FEASIBILITY STUDY

1.1.	Tasks of Parties

Each of the Parties shall use reasonable endeavours to carry out its respective tasks, activities and responsibilities as set forth in the Feasibility Study Plan, at its sole expense. Any changes to the Feasibility Study Plan shall be subject to the mutual written approval of the Parties.

1.2.	Supply of Items

The Parties shall: supply to each other the following:

(a)	AFDR shall provide to Kadimastem the number of Devices specified in the Feasibility Study Plan and all related parts and materials required for the Feasibility Study (collectively, the “AFDR Materials”).

(b)	Kadimastem shall provide to AFDR the Cells developed by Kadimastem (the “Kadimastem Materials”), in accordance with the Feasibility Study Plan (the Kadimastem Materials and the AFDR Materials, individually and collectively, the “Materials”).

(c)	Any unmodified derivatives or progeny of the Materials of a Party shall be considered Materials of such Party under this Agreement.

1.3.	Period

The Feasibility Study shall be conducted during a period commencing on the date the Parties receive the Materials and ending on a date being the earlier of:

(a)	two (2) years from the date the Parties receive the Materials; and

(b)	termination of this Agreement for any reason (the “Evaluation Period”).

1.4.	Rights during Evaluation Period

During the Evaluation Period, each Party grants the other Parties a limited non-exclusive right to use such Party’s Materials solely for the performance of the Feasibility Study in accordance with the Feasibility Study Plan and this Agreement.

1.5.	Collaboration after Evaluation Period

The Parties acknowledge that after the Evaluation Period any further collaboration or other business relationship between the Parties shall be entered into at the Parties’ sole discretion and subject to the terms and conditions of a separate agreement.

1.6.	Use of Materials

Each Party agrees as follows:

(a)	To use the Materials of any of the other Parties only for the Feasibility Study and to do so strictly in accordance with the terms of this Agreement.

(b)	Without derogating from the generality of clause 1.6(a), none of the Parties shall directly or indirectly:

(i)	use or exploit any of the other Parties’ Materials for any purposes (including any profit making or commercial purposes); or

(ii)	allow any others to do so.

(c)	Unless a Party receives the explicit prior written consent of the relevant Party none of the Parties shall:

(i)	transfer the other Party’s Materials or permit access to such materials to any third party (including any consultant or subcontractor of such Party), other than the service provider/s stipulated in the Feasibility Study Plan who shall perform the tasks and/or activities set forth in the Feasibility Study Plan;

(ii)	unless explicitly authorised under the Feasibility Study, directly or indirectly, reverse engineer, de-compile, disassemble or reproduce the other Parties’ Materials or allow any of the above.

1.7.	Restrictions on use of Materials

Each Party agrees that:

(a)	no part of the other Party’s Materials will be used by such Party for human scientific research or testing, except within the framework of a separate agreement between the Parties as contemplated in this Agreement;

(b)	it shall use the other Party’s Materials in accordance with all applicable laws, regulations and guidelines; and

(c)	such Party shall obtain and maintain all approvals, consents and licences as required by applicable law for the performance of its part of the Feasibility Study and for the use of its Materials.

1.8.	Return of Materials

Unless agreed in writing by the Parties, any remaining Materials shall be returned to the Party that provided such Materials upon the earlier of the:

(a)	completion of the Feasibility Study; or

(b)	termination of this Agreement,

1.9.	Report – Feasibility Study

Each Party agrees to report to the other Parties, upon its request from time to time, on the status of the Feasibility Study and any results generated in the performance of it

1.10.	Meeting to discuss findings - Feasibility Study

Upon the earlier of the completion of the Feasibility Study or the termination of this Agreement, the Parties shall meet (in person or via teleconference) at a time coordinated by the Parties in advance, to:

(a)	discuss the findings and other results generated in the performance of the Feasibility Study;

(b)	prepare a joint final report with respect to such findings and other results; and

(c)	negotiate in good faith an agreement regarding the terms of a collaboration or other commercial transaction between the Parties governing the:

(i)	use, development, commercialization or exploitation of the Joint Results and other Joint IP (as defined in Section 2.5 below); and

(ii)	administration of all activities related to filing, prosecution and maintenance of any patent applications and/or patents covering any Joint Results.

1.11.	Phase I(b)/Phase II(a) clinical trials

If the in vivo experiments to be conducted under the Feasibility Study Plan are successful then the Parties declare that:

(a)	they intend to proceed to Phase I(b)/Phase II(a) clinical trials in Israel and in Australia, respectively,

(b)	subject to clause 1.11(c),

(i)	Kadimastem shall be responsible for the cost of the clinical trials in Israel;

(ii)	AFDR and SCTF shall be responsible for the cost of the clinical trials in Australia;

(iii)	they shall use its reasonable commercial efforts and reasonably cooperate with each other to obtain such funding (whether through a grant, equity investment or loan);

(iv)	they shall not be obligated to finance such clinical trials if such funding is not obtained.

(c)	despite clause 1.11(b) subject to obtaining funding:

(i)	Kadimastem shall bear the cost of producing and supplying the Cells; and

(ii)	AFDR and SCTF shall bear the cost of producing and supplying the Device.

1.12.	Interchange of Materials

Without derogating from 1.11 and subject to terms and conditions mutually agreed by the Parties in writing, the Parties contemplate that in the future, there will be interchange of Cells and Devices between the respective teams of the Parties, for the creation of Devices seeded with the Cells, which will be ready for implantation in diabetic human recipients in Israel, Australia and possibly worldwide.

2.	INTELLECTUAL PROPERTY; COMMERCIALISATION

2.1.	Definitions

For the purposes of this Agreement:

(a)	“Pre-Existing IP” shall mean: all data, information, methods, processes, assays, techniques, trade secrets, results, designs, materials (including the Materials of the relevant Party), know-how, inventions, technology, software, algorithms, improvements, modifications, patent applications, patents, copyright and other intellectual property (collectively, “Intellectual Property”):

(i)	existing prior to the Effective Date; and/or

(ii)	made or generated by or for such Party outside the scope of this Agreement without the use, reliance on or incorporation of any Pre-Existing IP or Confidential Information of the other Party; and

(b)	“Feasibility Study Results” shall mean all data, information, conclusions, reports, methods, processes, techniques, materials, inventions, products, devices, software, algorithms, processes, formula, technology, improvements, modifications and other results arising out of or generated in the performance of the Feasibility Study.

2.2.	Information – Feasibility Study Results

Each Party shall provide the other Parties, in reasonable detail, information relating to any and all Feasibility Study Results generated by or on behalf of such Party.

2.3.	Ownership of Kadimastem Materials etc.

Kadimastem is and shall remain the sole and exclusive owner of:

(a)	the Kadimastem Materials;

(b)	all other Pre-Existing IP;

(c)	any other Confidential Information of Kadimastem as referred to in clause 3; and

(d)	all Feasibility Study Results which are connected to the Cells, Kadimastem Pre-Existing IP and any of its other Confidential Information, without the use, reliance on or incorporation of AFDR Materials or any Pre-Existing IP or Confidential Information of AFDR (collectively “Kadimastem Development Results”).

2.4.	Ownership of AFDR Materials etc.

Subject to the licence granted by AFDR to SCTF, AFDR is and shall remain the sole and exclusive owner of

(a)	the AFDR Materials;

(b)	all other Pre-Existing IP;

(c)	any other Confidential Information of AFDR; and

(d)	all Feasibility Study Results which are connected to the Device, AFDR Pre-Existing IP and any of its other Confidential Information, without the use, reliance on or incorporation of Kadimastem Materials, any Pre-Existing IP or Confidential Information of Kadimastem (collectively “AFDR Development Results”).

2.5.	Ownership of Joint Results

Subject to clause 2.6 and subject to the licence granted to SCTF, AFDR shall jointly own, in equal parts (50%-50%) all Feasibility Results that are connected to the implantation of the Cells in the Device and/or use of the Device together with the Cells (“Joint Results”).

2.6.	Use of Joint Results

Despite clause 2.5 and without derogating from the provisions of clause 3, the Parties agree that each of them shall be entitled to use the Joint Results for non-commercial internal academic research.

2.7.	Patent of Joint Results

After determination by the Parties that a patent application should be filed to protect any patentable invention comprising the Joint Results, the Parties agree as follows:

(a)	Subject to clause 2.7(b) Kadimastem shall:

(i)	draft, file and prosecute such patent application;

(ii)	maintain all patents issued in relation to any such application; and

(iii)	defend any such the patent issued, in coordination with AFDR, using patent counsel of its choice.

(b)	Kadimastem shall provide AFDR and SCTF copies of:

(i)	draft patent applications/responses to examination reports; and

(ii)	correspondence and/or documents with respect to any other major patent activity or office action.

(c)	To co-operate fully in the protection of such invention(s).

2.8.	Ownership of Patents

All patent applications referred to above shall be filed:

(a)	in the joint names of Kadimastem and AFDR, or

(b)	if the law of the relevant jurisdiction so require, in the name of the relevant inventors in which case the patent once granted to the relevant applicant shall promptly be assigned to Kadimastem and AFDR.

2.9.	Assignment of Joint Results

The Parties and inventors of the Joint Results (including the respective employees of each of the Parties) shall:

(a)	assign all their rights in and to the Joint Results to the Kadimastem and ADFR jointly;

(b)	otherwise fully cooperate with the Parties with respect to all patent activities relating to the Joint Results; and

(c)	provide reasonable assistance and cooperation with one another in respect of such patent activities, including:

(i)	providing any necessary powers of attorney; and

(ii)	executing, or ensuring that their inventors execute, any other required or useful documents or instruments therefor (including deeds of assignment).

2.10.	Patent Costs

The costs of filing, prosecuting, maintaining and defending such Joint Patents shall be borne by Kadimastem and AFDR in equal shares.

2.11.	Election of no Patent - Joint Results

If either Kadimastem or AFDR elect not to file, prosecute, defend or maintain a patent; or discontinue support of any of such activities then the:

(a)	Party making such election shall:

(i)	promptly notify the other; and

(ii)	do so no later than sixty (60) days prior to any response, filing or abandonment deadline; and

(b)	other Party shall:

(i)	be free to decide, in its sole discretion and at its expense, whether or not to support or continue any such activities; and

(ii)	if it decides to support or continue such activities then the abandoning Party shall take the necessary steps to assign its portion in the said Joint IP to the other Party at no cost.

2.12.	Dispute regarding Patent

If a dispute arises between the Parties with respect to the filing, prosecution, defence or maintenance of a patent, including patent protection and/or enforcement strategy, then:

(a)	either Kadimastem or AFDR may by written notice to the other Party request that the dispute be referred to the Expert (as defined in clause 2.12(b) to be dealt with in accordance with the procedures set out in clause 2.12(c) and the Parties shall thereupon cooperate in good faith with respect to implementing the mechanism.

(b)	the “Expert” shall be a licensed patent attorney having at least ten (10) years experience in the field of pharmaceutical and medical products (including, devices), mutually agreed upon by Kadimastem and AFDR.

(c)	the Expert shall:

(i)	act as an expert and not as an arbitrator;

(ii)	be requested to give his or her decision within fourteen (14) days of appointment and such decision shall be final, binding and non-appealable; and

(iii)	the costs of the Expert shall be borne by Kadimastem and AFDR in equal shares.

2.13.	Restriction on use of Joint Results

Except for the performance of the Feasibility Study as set out in clause 1 and subject to clauses 2.6 and 2.14, none of the Parties (without the written consent of AFDR and Kadimastem) shall be entitled to use or exploit the Joint Results or other Joint IP for any purposes whatsoever including and without limiting the generality of the foregoing to:

(a)	support

(i)	a patent application (including a provisional patent application); or

(ii)	a regulatory filing; or

(iii)	any commercial or other profit-generating purposes.

(b)	publish the Joint Results (including in any scientific journal); or

(c)	make presentations with respect to the Joint Results; or

(d)	grant any license of the Joint Results to any third party. Each Party agrees that nothing herein shall create or imply any license to the other Party to the Materials or Joint Results, except as set forth in this Agreement.

2.14.	Commercialisation Agreement

The Parties agree that further development and commercial exploitation of:

(a)	the Joint Results or other Joint IP; and/or

(b)	any product comprising or incorporating the Cells implanted in the Device,

shall be subject to the mutually agreed terms and conditions of an agreement entered into between the Parties (“Commercialisation Agreement”) and that the commercial terms of the Commercialisation Agreement shall be based upon the main business principles set out in Exhibit B.

3.	CONFIDENTIALITY

3.1.	Mutual Confidentiality Agreement

On 2 January 2017 Kadimastem and AFDR signed a Mutual Confidentiality Agreement (“CDA”) a copy of which is attached as Exhibit C.

3.2.	CDA application to information under Agreement

The Parties agree that the terms of this Agreement, any confidential and/or proprietary information that is exchanged, disclosed or obtained under this Agreement in any form, whether oral, written or otherwise, will be deemed to be “Confidential Information” for the purpose of the CDA.

3.3.	Ambit of Confidential Information

Without derogating from clause 3.2 and subject to clauses 3.4 and 3.5, the Parties agree that the:

(a)	Confidential Information of Kadimastem shall include all information relating to the Kadimastem Materials disclosed to or obtained by AFDR and/or SCTF under this Agreement and the Kadimastem Development Results;

(b)	Confidential Information of AFDR shall include all information relating to the AFDR Materials disclosed to or obtained by Kadimastem hereunder and the AFDR Development Results; and

(c)	Joint IP shall be considered Confidential Information of Kadimastem on the one hand and AFDR and SCTF on the other hand, under the CDA.

3.4.	Term & Purpose – Confidential Information

The Parties agree that the:

(a)	term of the CDA shall be extended until the termination or expiry of this Agreement; and

(b)	“Purpose” as defined in the CDA shall also include the performance of the Feasibility Study in accordance with this Agreement.

3.5.	Ambit of permitted disclosure

Despite anything to the contrary in this Agreement and/or in the CDA, each of the Parties shall be entitled to disclose certain details regarding this Agreement and the nature of it to the extent required to:

(a)	fulfill any reporting requirements of any:

(i)	competent authorities under applicable securities laws; and/or

(ii)	of any applicable securities exchange;

(b)	comply with the framework of a due diligence review of a Party, subject to the recipient of the due diligence materials signing a confidentiality undertaking in a customary form.

4.	WARRANTY DISCLAIMERS, LIMITATION OF LIABILITY

4.1.	No warranty as to Materials

Despite anything in this Agreement to the contrary, each of the Parties shall provide its Materials “as is” and without any warranty of any kind, express or implied, including:

(a)	warranties of merchantability or fitness for any particular purpose; or

(b)	non-infringement of any third party patent, trademark, copyright or any other third party right.

4.2.	No representation – Feasibility Study or results

None of the Parties makes any representations or warranties express or implied, regarding the Feasibility Study or the results of the Feasibility Study, including:

(a)	the commercial viability of the Feasibility Study or the results thereof; or

(b)	that the Parties may obtain any intellectual property protection in respect of the Feasibility Study or the results thereof.

4.3.	Non liability

Subject to clause 6.8 below, none of the Parties shall be liable for any:

(a)	of the other Parties acts or omissions; or

(b)	indirect, special or consequential damages (whether under contract, tort or otherwise), including for any loss or damage to business earnings, anticipated sales, anticipated or lost profits or goodwill suffered by the other Party relating to the performance of this Agreement, even if such Party is advised or should have known of the possibility of such damages.

5.	TERMINATION

5.1.	Term of Agreement

This Agreement shall come into effect as of the Effective Date and subject to clause 5.2 shall continue in effect until the later of the following:

(a)	the completion of the Feasibility Study in accordance with the Feasibility Study Plan; and

(b)	if a Commercialisation Agreement is entered into as contemplated in clause 2.14, upon the execution of the Commercialisation Agreement.

5.2.	Early Termination

Either Kadimastem or AFDR and SCTF (acting jointly) may terminate this Agreement by giving the other Party/Parties written notice thereof with immediate effect:

(a)	if the other Party/Parties commit(s) a material breach of this Agreement, and such breach is not cured by the breaching Party/Parties within thirty (30) days after receipt of written notice from the non-breaching Party; and

(b)	in the event that the other Party/Parties become(s) insolvent or goes into bankruptcy, liquidation or receivership, or makes a general assignment for the benefit of its creditors or becomes a party to dissolution proceedings, provided that such proceedings or order shall not be dismissed, withdrawn or vacated, as the case may be, within sixty (60) days.

5.3.	Affect of termination

Termination or expiration of this Agreement shall not affect the rights and obligations of the Parties which shall have accrued prior to the date of such termination or expiration.

5.4.	Provisions survive termination

The provisions of clauses 1, 2, 3, 4, 5.3, this clause 5.4 and clause 6 shall survive the termination or expiration of this Agreement for any reason.

6.	MISCELLANEOUS

6.1.	Preamble, Exhibits, Interpretation

(a)	The Preamble and the Exhibits to this Agreement form an integral part of this Agreement.

(b)	In this Agreement, (including the Exhibit to the Agreement),

“including”, “includes” means including, without limiting the generality of any description preceding such terms.

6.2.	Governing Law; Jurisdiction

This Agreement shall be governed by the laws of Israel and the Parties submit to the exclusive jurisdiction of the competent courts located in Tel-Aviv-Jaffa, Israel for any matter arising out of or relating to this Agreement.

6.3.	Notices

Any notice or other communication required to be given by the Parties under this Agreement shall be in writing and shall be deemed to have been given

(a)	if personally delivered, when actually delivered; or

(b)	if sent by facsimile or e-mail, the next business day after receipt of confirmation of receipt, provided that any notice by e-mail terminating this Agreement shall also be sent in any other manner set out in this Agreement; or

(c)	five (5) days after being mailed by registered or certified mail, postage prepaid, to the respective addresses of the Parties first set forth above and/or the facsimile and email addresses below, or such other address or addresses as is subsequently specified in writing pursuant to this Section:

If to Kadimastem:	If to AFDR and SCTF:

Attn.: Dr. Arik Hasson,	Attn.: Dr Bernie Tuch
Email:	Email:
Facsimile:	Facsimile:

6.4.	Entire Agreement; Amendment

(a)	This Agreement, together with the Exhibits attached, constitutes the entire agreement between the Parties in respect of the subject-matter of the Agreement, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter of the Agreement

(b)	This Agreement and its Exhibits t may be amended only by a written document signed by the Parties.

6.5.	Assignment

(a)	Subject to clause 6.5(b) none of the Parties shall be entitled to assign this Agreement or transfer or subcontract any of its rights or obligations under this Agreement or under the Feasibility Study Plan without the prior written consent of the other Parties.

(b)	Despite clause 6.5(a) and subject clause 6.5(c), the Parties may subcontract any tasks or activities to the service provider/s stipulated in the Feasibility Study Plan,

(c)	Any service provider subcontracted by a Party who is the recipient of any Confidential Information must sign a confidentiality undertaking similar to the CDA.

(d)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.6.	No Waiver

(a)	All waivers must be in writing and signed by the Party giving the waiver.

(b)	No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement.

6.7.	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile or by electronic mail in pdf format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

6.8.	Joint and Several Liability

Notwithstanding anything to the contrary provided herein, the liability of AFDR and SCTF in connection with or arising from this Agreement (including the performance of the obligations of AFDR and/or SCTF hereunder) shall be joint and several.

IN WITNESS THEREOF, each of the Parties has caused this Agreement to be executed by a duly authorised representative as of the date set out above.

Kadimastem Ltd.		Australian Foundation for Diabetes Research

/s/ Yossi Ben- Yosef		/s/ Steven Nemes
By:	Yossi Ben-Yosef	By:	Steven Nemes
Title:	CEO	Title:	Director

Sydney Cell Therapy Foundation Pty Limited

/s/ Steven Nemes
By:	Steven Nemes
Title:	Director

Exhibits:

Exhibit A – Feasibility Study Plan

Exhibit B – Main business terms of Commercialisation Agreement

Exhibit C – CDA

EXHIBIT A

FEASIBILITY STUDY PLAN

Kadimastem will generate the insulin producing ß cells from human embryonic stem cells in Israel (the “Cells”). The process involves several steps of differentiation and takes approximately four weeks in tissue culture for maturation of the Cells.

Kadimastem will ship 7 test tubes containing the Cells to the AFDR’s facilities in Australia, initially for implantation in 7 mice. This delivery will be repeated as needed for further assessment and improvement of the study outcomes.

AFDR will encapsulate the Cells in alginate microcapsules, and place them in the 3D printed scaffold devices developed by AFDR and manufactured by or on behalf of AFDR in Australia (the “Devices”).

The Devices with the Cells will be transplanted in Australia by AFDR into mice for in vivo experiments that will last for up to 60 days each.

After setting up and optimizing the conditions for transplantation of Devices and Cells in Australia, similar experiments will be carried out in Israel as well. Australian personnel will travel to Israel with equipment (air droplet generator and infusion pump), together with alginate and the scaffolds, and train Kadimastem’s staff on carrying out the encapsulation, and implantation there.

EXHIBIT B

Main Business Terms of Commercialisation Agreement

The further development and commercial exploitation of the Joint Results or other Joint IP and/or any product comprising or incorporating the Cells implanted in the Device (“Product(s)”) shall be implemented through a licence to be granted to Kadimastem, which shall be based on the following main terms:

(1)	Kadimastem shall have an exclusive, perpetual, worldwide licence (with the right to grant sublicences) from AFDR and/or SCTF under the Pre-Existing IP connected to the Device, the AFDR Development Results and AFDR’s rights in the Joint IP to develop, have developed, make, have made, market, offer for sale, sell, have sold, import, distribute and otherwise commercialize Products in the field of the treatment of diabetes (“Licence”).

(2)	In consideration for the grant of the Licence, Kadimastem shall pay AFDR or SCTF (as stipulated in the Commercialisation Agreement) the following:

(a)	Twenty two and a half percent (22.5%) of all non-sales related (lump sum) upfront payments actually received by Kadimastem or its Affiliates from any Sublicensee (as defined in the Commercialisation Agreement) under a Sublicence (as defined in the Commercialisation Agreement) granted under the Licence;

(b)	Twenty five percent (25%) of all milestone payments actually received by Kadimastem or its Affiliates upon the occurrence or achievement of any milestone by any Sublicensee under a Sublicence granted under the Licence.

(3)	The entitlements specified in paragraph (2) shall be the sole consideration payable to AFDR, SCTF and/or its Affiliates for or in respect to the grant of the Licence. For clarity, AFDR, SCTF and/or is Affiliates shall not be entitled to receive any payment or royalties for or in respect of the following:

(i)	any amounts received by Kadimastem or its Affiliates in respect of the sales of Products or royalties on sales of Products;

(ii)	funds for research or development at Kadimastem or its Affiliates;

(iii)	amounts received by Kadimastem or its Affiliates as reimbursement of costs actually incurred by Kadimastem or its Affiliates (as applicable);

(iv)	equity investments in Kadimastem or its Affiliates; and

(v)	loans and other amounts received by Kadimastem or its Affiliates under a repayable credit facility or similar debt instruments.

(4)	The agreement to grant the Licence shall stipulate that:

(a)	payment shall be made to AFDR or SCTF (as stipulated in the Commercialisation Agreement) within 60 days of receipt of the upfront payment or milestone payment, as applicable.

(b)	If Kadimastem is required by applicable law to make any tax deduction, tax withholding or other similar payment from any amount paid or payable by Kadimastem on account of income tax, tax on profit or any other taxes of similar nature imposed on AFDR or SCTF (as the case may be) (“Withholding Tax”) under the Commercialisation Agreement, then Kadimastem shall:

(i)	deduct such Withholding Tax from the payments referred to therein, as prescribed by applicable law, or at the reduced rate under the applicable double taxation treaty;

(ii)	pay such Withholding Tax to the proper taxation authority; and

(iii)	furnish AFDR or SCTF (as applicable) with a certificate or other evidence of the deduction and payment thereof, unless AFDR or SCTF has provided Kadimastem with a certificate of exemption from such Withholding Tax.

(c)	In relation to clinical trial the manufacture of the Device shall take place in Sydney.

(d)	once Kadimastem sublicenses the commercialisation of the Product it shall use commercially reasonable endeavours to ensure the following, to the extent possible and for so long as Kadimastem’s interests are not adversely affected:

A.	the manufacture of the Devices shall take place in Sydney; and

B.	the Product is made available to patients in Australia with type 1 diabetes, subject to obtaining the necessary marketing and/or other required approvals therefor.

EXHIBIT C

CDA